Exhibit 99.1

IAC Completes Disposition of Jupiter Shop Channel Investment

Sumitomo Corporation Acquires IAC’s 30% Equity Stake For $493,000,000

NEW YORK -  December 8, 2008- IAC (NASDAQ: IACI) announced today that affiliates of Sumitomo Corporation (Tokyo Stock Exchange: 8053), have acquired IAC’s 30% equity stake in Jupiter Shop Channel Co., Ltd, a Japanese TV shopping company.

The purchase price paid was forty-six billion yen (approximately $493 million US). Sumitomo indirectly owns the other 70% of Jupiter Shop Channel.

Headquartered in Tokyo, Jupiter Shop Channel was established in 1996, and runs SHOP CHANNEL, the largest specialized TV shopping channel in the country.

GCA Savvian served as financial adviser to IAC. The transaction closed December 8, 2008.

About IAC

IAC operates more than 35 leading and diversified Internet businesses across 40 countries... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at http://iac.com/.

About Jupiter Shop Channel Co., Ltd.

Jupiter Shop Channel operates SHOP CHANNEL, the number one TV shopping channel in the Japanese market.  This channel is the largest 24-hour live shopping program in Japan and connects with more than 22 million homes in the country, enabling customers to find attractive and unique products everyday.

About Sumitomo Corporation

Sumitomo is engaged in multifaceted business activities through its worldwide integrated network, selling a variety of domestic products and services, conducting import/ export and trilateral business transactions, providing domestic and international business investment, and participating in numerous other activities in various industrial sectors around the world.

Contacts:

IAC Corporate Communications:	IAC Investor Relations:
Stacy Simpson / Leslie Cafferty	Eoin Ryan
(212) 314-7470 / 7326	(212) 314-7400

Sumitomo Corporation Corporate Communications:

Ayumi Shogase

(81)3-5166-3100